UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 24, 2008 (March 20, 2008)

GoAmerica, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-29359 (Commission File Number)	22-3693371 (I.R.S. Employer Identification No.)

433 Hackensack Avenue
Hackensack, NJ 07601
(Address of principal executive offices) (Zip code)

(201) 996-1717
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry Into a Material Definitive Agreement

Employment Agreements

        On March 20, 2008, GoAmerica, Inc. (“GoAmerica” or the “Company”) entered into employment agreements with Daniel R. Luis, its Chief Executive Officer, and with Edmond Routhier, its President and Vice Chairman of the Board (collectively, the “Executives”). Each employment is substantially the same.

        The employment agreements provide that both Executives are to receive an initial base salary of $275,000. The Compensation Committee may award one or both Executives additional bonus payments, option grants or restricted stock awards in its discretion.

        The agreements are each of indefinite term; each such agreement provides for an annual salary review, at which time the salaries paid under such agreements may be increased (but not decreased) in the discretion of the Compensation Committee.

        In the event that either Executive is terminated without cause or resigns for good reason (as each such term is defined in the agreements), he shall be entitled to receive enhanced severance, in an amount equal to one year’s base salary, as well as the right to continue in Company health and welfare benefit plans for one year after termination and 90 days’ outplacement services at a level commensurate with his position.

        In the event of a change of control of the Company, as defined in the employment agreements, 25% of the Executives’ then-unvested stock options shall immediately vest. In addition, after a change of control of the Company, all remaining unvested stock of either Executive shall immediately vest if (a) such Executive’s aggregate compensation is substantially diminished, or (b) such Executive is required to relocate more than 100 miles from his then-current residence in order to continue to perform his duties.

        Each Executive also receives a $1,000 per month expense allowances and is reimbursed for additional business travel and entertainment expenses incurred in connection with their duties. Each employment agreement also contains certain confidentiality provisions and requires that the Company maintain standard directors and officers insurance in the same amount as the Company maintains for other directors and officers.

Amendment of 2005 Equity Compensation Plan

        On March 20, the Board of Directors of GoAmerica amended GoAmerica’s 2005 Equity Compensation Plan to increase the total number of shares available for award thereunder from 2,000,000 shares to 2,600,000 shares. GoAmerica intends to seek stockholder approval of such amendment as soon as practicable.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On March 20, 2008, King Lee resigned as a director of GoAmerica, and Christopher Gibbons was appointed as a director.

        Accordingly, GoAmerica’s Board of Directors currently consists of Steven C. Chang, Aaron Dobrinsky, Behdad Eghbali, Steven Eskenazi, Christopher Gibbons, Daniel R. Luis, Bill M. McDonagh and Edmond Routhier, with Mr. Dobrinsky serving as Chairman of the Board. All directors will serve until the next annual meeting and until their successors are duly elected and qualified.

        The composition of various board committees was revised such that (i) Aaron Dobrinsky, Steven Eskenazi and Bill M. McDonagh are the members of GoAmerica’s Compensation Committee, with Mr. Eskenazi serving as Chairman of such Committee, (ii) Aaron Dobrinsky, Steven Eskenazi and Bill M. McDonagh are the members of GoAmerica’s Audit Committee, with Mr. McDonagh serving as Chairman of such Committee, and (iii) Steven C. Chang, Behdad Eghbali, and Aaron Dobrinsky are the members of GoAmerica’s Nominating Committee, with Mr. Eghbali serving as Chairman of such Committee.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement dated as of March 20, 2008 between GoAmerica, Inc. and Daniel R. Luis.

10.2	Employment Agreement dated as of March 20, 2008 between GoAmerica, Inc. and Edmond Routhier.

10.3	GoAmerica, Inc. 2005 Equity Compensation Plan, as amended.

99.1	Press Release dated March 24, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GoAmerica, Inc. (Registrant)

By:	/s/ Donald G. Barnhart
Name: Title:	Donald G. Barnhart Senior Vice President

Date: March 24, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated as of March 20, 2008 between GoAmerica, Inc. and Daniel R. Luis.

10.2	Employment Agreement dated as of March 20, 2008 between GoAmerica, Inc. and Edmond Routhier.

10.3	GoAmerica, Inc. 2005 Equity Compensation Plan, as amended.

99.1	Press Release dated March 24, 2008.